UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
_____________________________________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
______________________________________________________________________

Date of Report (Date of earliest event reported): February 28, 2011

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:   (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On February 28, 2011, John E. Abele, our co-founder, notified our Chairman of the Board of Directors (the "Board") and our Secretary, and on March 1, 2011, notified our Board, of his intention not to stand for re-election at our 2011 Annual Meeting of Stockholders (our "2011 Annual Meeting").  The Board subsequently approved the designation of Mr. Abele as Director Emeritus upon the expiration of his current term following the 2011 Annual Meeting.  Ray J. Groves and Marye Anne Fox also notified our Chairman of the Board and our Secretary on February 28, 2011, and our Board on March 1, 2011, of their intention not to stand for re-election at our 2011 Annual Meeting and to retire from our Board effective at that time.

(e)    In 2010, we announced and began executing on the realignment of our management and business priorities through restructuring initiatives, our strategic plan and priority growth initiatives, which are designed to strengthen and position us for long-term success. Meanwhile, our performance in 2010 was affected by uncertain economic, regulatory and market conditions in the global environment as well as certain foreseen and other unforeseen events. As a result, certain of these strategic actions, restructuring and growth initiatives as well as certain unforeseen events not predictable under ordinary business conditions at the time our corporate and business goals were established under our 2010 Performance Incentive Plan (the “PIP”) had a meaningful impact on our corporate and business funding units' actual performance as a percentage of plan for certain of their performance metrics. Based on a review of the nature of those specified events as well as their impact on each of our funding unit's performance as a percentage of plan for such metrics, our Executive Compensation and Human Resources Committee of our Board (the “Compensation Committee”) determined that targeted relief under the PIP was appropriate for the affected funding units because these events were unforeseen and not predictable under ordinary business conditions at the time our corporate and business goals were established under the PIP and were deemed not to be indicative of our on-going operating performance for purposes of the PIP. Accordingly, the Compensation Committee exercised its discretion under the PIP to (i) grant relief for the identifiable direct impact of those specified events on our funding units, as applicable, (ii) establish a minimum funding of 50% for all affected funding units in an effort to provide relief for the indirect impact of those specified events on our funding units and (iii) establish a cap on each corporate funding metric at 100% of plan.

As a result of the targeted relief and application of the funding cap, our corporate goals component of the PIP funded 94.79% (rather than 89.25%, the amount our corporate unit would have funded without the Compensation Committee's grant of relief), before application of the individual performance component of the PIP. The funding of our business goals under the PIP for the other funding units was impacted in varying degrees by the relief and application of the minimum funding level. The Compensation Committee approved the following cash incentive awards under the PIP to our named executive officers (“NEOs”) and principal financial officer as follows:

NEO	Title	PIP Award
Sam Leno	Executive Vice President and Chief Operations Officer	$501,344
Jeffrey D. Capello	Executive Vice President and Chief Financial Officer	$381,530
Timothy A. Pratt	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	$454,992
Stephen F. Moreci	Executive Vice President, Global Sales Operations	$253,710
Fredericus A. Colen	Former Executive Vice President and Chief Technology Officer	$152,030

The PIP award for J. Raymond Elliott, our President and Chief Executive Officer, was funded at the pre-relief funding level of 89.25% based upon his request and Compensation Committee approval. Pursuant to the terms of his offer letter, Mr. Elliott elected to receive his PIP award in deferred stock units.

Mr. Colen retired from the Company on June 30, 2010, and pursuant to his Agreement and General Release of All Claims, he was eligible to receive a PIP award pro-rated through June 30, 2010 measured against 50% corporate goals and 50% U.S. Cardiology, Rhythm and Vascular business unit goals. Messrs. Elliott, Leno, Capello and Pratt were measured against corporate goals and Mr. Moreci was measured against our former Endosurgery business unit goals for the first quarter and our corporate goals for the remainder of the year.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: March 4, 2011	By: /s/ Vance R. Brown
Vance R. Brown
Vice President and Chief Corporate Counsel